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                                                                       EXHIBIT 5

                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


                                 March 29, 2001

FutureLink Corp.
2 South Pointe Drive
Lake Forest, California 92630

Re: 2001 VSI Employees Restricted Stock Plan
    Registration Statement Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 78,947 shares of FutureLink Corp.'s (the "Company") common stock, par value $0.0001 per share (the "Common Stock"), for issuance under the Company's 2001 VSI Employees Restricted Stock Plan (the "Plan").

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 78,947 shares covered by such Registration Statement, when issued in accordance with the terms of the Plan, will be legally issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ Paul, Hastings, Janofsky & Walker LLP